Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Revenue growth driven by products launched in the last twelve months

Confirms guidance for 2012

SCHAUMBURG, Ill., May 10, 2012 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced financial results for the quarter ended March 31, 2012.

First Quarter 2012 Highlights

•	Revenue increased 26% to $38.3 million driven by products launched in the last twelve months;

•	Gross profit increased to $5.8 million, or 15.1% of net revenue on strong margins from newly launched products;

•	Launched Midazolam and Levofloxacin in vials during March; and

•	Received approval for Atracurium Besylate and Oxacillin for Injection.

“I am pleased to report a solid start to the year, with continued revenue growth. “ said Jeffrey M. Yordon, president, chief executive officer, and chairman of the board of Sagent. “As we anticipated, our strong finish to 2011 and abatement of shortages reduced demand for certain products early in the year. However, we have confidence in a strong launch schedule for the second half of fiscal year 2012 and confirm our guidance for 2012. We remain committed to our strategic initiatives and growth trajectory supported by a robust product pipeline represented by 79 ANDAs that have been recently approved or are pending approval, and plan 12 to 15 new filings during 2012.”

Financial Results for the quarter ended March 31, 2012

Net revenue for the first quarter of 2012 was $38.3 million, an increase of $7.9 million, or 26%, compared to $30.3 million in the first quarter of 2011. The increase is driven by $11.4 million in revenue from the launch of 34 new codes or presentations of 12 new products since March 31, 2011, partially offset by declines in existing products, primarily due to pricing pressure. Gross profit for the first quarter of 2012 was $5.8 million, or 15.1% of net revenues, compared to $4.6 million, or 15.1% of net revenues, in the first quarter of 2011.

Total operating expenses for the first quarter of 2012 increased 59% to $12.7 million, compared with $8.0 million for the same period in 2011. Product development expense for the first quarter totaled $4.6 million compared to $2.4 million in the first quarter of 2011, with the increase due primarily to milestone payments for ongoing development activities and expenses related to the evaluation of growth initiatives. Selling, general and administrative (“SG&A”) expenses for the first quarter of 2012 totaled $7.6 million compared to $5.0 million in the first quarter of 2011. This increase was due primarily to increases in stock incentive compensation and headcount and corporate infrastructure to support revenue growth and manage operating requirements. The equity in net loss of joint ventures for the first quarter of 2012 totaled $0.5 million compared to $0.7 million in the first quarter of 2011. Included in these amounts are $0.7 million and $0.4 million, respectively, of earnings directly related to the sale of product through our joint venture with Strides.

Interest expense for the first quarter of 2012 totaled $1.4 million, inclusive of $1.1 million in costs for the retirement of our senior secured revolving and term loan credit facilities.

Including the impact of interest and other non-operating expenses, the net loss for the three months ended March 31, 2012 was $8.3 million. The net loss for the first quarter of 2011 was $4.4 million.

Liquidity

Our cash and cash equivalents and short term investments at March 31, 2012 were $63.7 million, and our working capital totaled $105.6 million.

Fiscal 2012 Guidance

Sagent’s business plan for fiscal 2012 continues to anticipate:

•	Net revenue for the year to be in the range of $220 to $250 million driven by new product launches and the opportunities created by market shortages on key products;

•	Gross margin as a percentage of net revenue in the range of 20% to 23%;

•	Product development expense in the range of $22 to $26 million; and

•	Selling, general and administrative expenses in the range of $30 to $34 million.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 to be in the range of breakeven to a net loss of $5 million.

Conference Call Information

Sagent will host its first quarter conference call tomorrow morning, May 11, 2012, beginning at 9:00 a.m. Eastern Daylight Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 75038827.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2012 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent annual report on Form 10-K. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended March 31,
	2012	2011	$ change	% change
Net revenue	$38,280	$30,344	$7,936	26%
Cost of sales	32,518	25,755	6,763	26%

Gross profit	5,762	4,589	1,173	26%
Gross profit as % of net revenue	15.1%	15.1%
Operating expenses:
Product development	4,631	2,357	2,274	96%
Selling, general and administrative	7,627	4,975	2,652	53%
Equity in net loss of joint ventures	456	673	(217)	(32)%

Total operating expenses	12,714	8,005	4,709	59%

Loss from operations	(6,952)	(3,416)	(3,536)	(104)%
Interest income and other	78	19	59	311%
Interest expense	(1,415)	(520)	(895)	(172)%
Change in fair value of preferred stock warrants	–	(454)	454	100%

Loss before income taxes	(8,289)	(4,371)	(3,918)	(90)%
Provision for income taxes	–	–	–	–

Net loss	$(8,289)	$(4,371)	$(3,918)	(90)%

Net loss per common share:
Basic	$(0.30)	$(2.09)	$1.79	86%
Diluted	$(0.30)	$(2.09)	$1.79	86%

Shares outstanding, basic and diluted	27,915	2,088	25,827

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,281	$52,203
Short term investments	41,371	73,761
Accounts receivable, net of chargebacks and other deductions	24,110	29,028
Inventories	42,198	41,487
Due from related party	1,896	2,379
Prepaid expenses and other current assets	3,655	1,988

Total current assets	135,511	200,846
Property, plant, and equipment, net	837	884
Investment in joint ventures	22,354	22,762
Intangible assets, net	5,954	5,426
Other assets	319	590

Total assets	$164,975	$230,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,015	$35,403
Due to related party	5,768	4,303
Accrued profit sharing	2,315	3,753
Accrued liabilities	5,775	7,634
Current portion of long-term debt	—	8,182
Notes payable	—	24,867

Total current liabilities	29,873	84,142
Long term liabilities:
Long-term debt	—	4,091
Other long-term liabilities	6	606

Total liabilities	29,879	88,839
Total stockholders’ equity	135,096	141,669

Total liabilities and stockholders’ equity	$164,975	$230,508